Exhibit 99.1

Patterson Companies Reports Third Quarter Operating Results

St. Paul, MN—February 24, 2011—Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated sales of $824,650,000 for the third quarter of fiscal 2011 ended January 29, up slightly from $820,084,000 in the year-earlier quarter. Net income of $55,396,000 or $0.47 per diluted share was essentially unchanged from $56,049,000 or $.47 per diluted share in the third quarter of fiscal 2010. These results are consistent with the news release Patterson issued on February 18 regarding its third quarter outlook.

Sales of Patterson Dental Supply, Patterson’s largest business, totaled $557,048,000 in the third quarter, down 3% from $572,073,000 in the year-earlier period.

•	Sales of consumable dental supplies and printed office products rose 3% from last year’s third quarter.

•

Sales of dental equipment and software were down 12% from the year-earlier level, due to weaker than anticipated sales of technology offerings, including CEREC® dental restorative systems and digital radiography products.

•	Sales of other services and products, consisting primarily of technical service parts and labor, software support services and artificial teeth, rose 3% from last year’s third quarter.

Third quarter sales of the Webster Veterinary unit declined 1% from the year-earlier period to $149,726,000. Sales of Patterson Medical, the rehabilitation supply and equipment unit, rose 22% to $117,876,000, reflecting the positive impact of the June 2010 acquisitions of the healthcare businesses of DCC Healthcare as well as solidly improved levels of internal growth.

Scott P. Anderson, president and chief executive officer, commented: “We believe the fundamentals of the North American dental market are strengthening as evidenced by our improved consumables sales growth during the third quarter. However, our dental technology equipment business did not perform at planned levels. Earlier in the year, we made the decision to reduce promotional activities for our CEREC and digital products during the latter half of fiscal 2011, based upon our belief that the market was regaining sufficient strength to sell our technology offerings without additional incentives. This assumption proved premature, and as a result, our technology sales fell short of forecasted levels, resulting in our flat sales and earnings in the third quarter. We are revising certain technology marketing programs in the fourth quarter, which, we believe, will rebuild sales momentum for this important equipment category. Patterson Dental’s sales organization is fully committed to this goal.”

He continued: “Although the rehabilitation businesses acquired earlier this fiscal year from DCC Healthcare accounted for the majority of Patterson Medical’s third quarter sales growth, we were encouraged by this unit’s solid level of internal growth during this period. Internally-generated sales of equipment and software were particularly strong, growing 14% from the year-earlier level. The integration of the acquired DCC units is proceeding on schedule, and we believe the level of incremental expenses related to this process will diminish significantly in the fourth quarter. In all, we believe Patterson Medical is increasingly well positioned, domestically and internationally, as an ongoing growth driver.”

Anderson added: “The year-over-year comparability of Webster’s sales continued to be affected by previously reported changes in the distribution arrangements for certain pharmaceuticals. This changeover, which reduced Webster’s third quarter sales growth by an estimated three percentage points, is expected to have no further material impact on Webster’s sales going forward. Even though the third quarter marks the seasonally lowest sales period of the year for Webster, we were encouraged by the unit’s equipment and software sales during this period, which increased a strong 11%. In addition, early demand for a number of new combination products in the flea/tick and heartworm category has been strong. Given these factors, we believe Webster’s performance should strengthen in this year’s fourth quarter.”

Reflecting its third quarter results and outlook for the fourth quarter, Patterson revised its full-year guidance to $1.86 to $1.88 per diluted share from the previously-issued guidance of $1.89 to $1.99.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:
R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

Third Quarter Conference Call and Replay

Patterson’s third quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on Patterson’s web site. A replay of the third quarter conference call can be heard for one week at 1-303-590-3030 and providing the conference ID: 4411978.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 29, 2011	January 23, 2010	January 29, 2011	January 23, 2010

Net sales	$824,650	$820,084	$2,531,851	$2,424,614

Gross profit	280,875	276,069	840,276	801,290

Operating expenses	188,168	182,302	568,393	546,247

Operating income	92,707	93,767	271,883	255,043

Other expense, net	(6,423)	(4,294)	(14,478)	(12,412)

Income before taxes	86,284	89,473	257,405	242,631

Income taxes	30,888	33,424	94,727	92,182

Net income	$55,396	$56,049	$162,678	$150,449

Earnings per share:
Basic	$0.47	$0.47	$1.37	$1.27
Diluted	$0.47	$0.47	$1.36	$1.26

Shares:
Basic	117,994	118,518	118,544	118,324
Diluted	118,837	119,434	119,331	119,097

Dividends declared per common share	$0.10	$—	$0.30	$—

Gross margin	34.1%	33.7%	33.2%	33.0%

Operating expenses as a % of net sales	22.8%	22.2%	22.4%	22.5%

Operating income as a % of net sales	11.2%	11.4%	10.7%	10.5%

Effective tax rate	35.8%	37.4%	36.8%	38.0%

-more-

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 29, 2011	April 24, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$388,039	$340,591
Receivables, net	420,778	452,746
Inventory	323,270	288,725
Prepaid expenses and other current assets	43,865	51,696

Total current assets	1,175,952	1,133,758

Property and equipment, net	185,572	169,598
Goodwill and other intangible assets	1,023,489	1,005,677
Investments and other	118,572	113,936

Total Assets	$2,503,585	$2,422,969

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$172,227	$193,626
Other accrued liabilities	154,483	154,725
Current maturities of long-term debt	—	—

Total current liabilities	326,710	348,351

Long-term debt	525,000	525,000
Other non-current liabilities	100,319	108,107

Total liabilities	952,029	981,458

Stockholders’ equity	1,551,556	1,441,511

Total Liabilities and Stockholders’ Equity	$2,503,585	$2,422,969

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 29, 2011	January 23, 2010	January 29, 2011	January 23, 2010

Consolidated Net Sales
Consumable and printed products	$520,011	$501,141	$1,653,946	$1,586,534
Equipment and software	232,594	249,324	668,372	636,979
Other	72,045	69,619	209,533	201,101

Total	$824,650	$820,084	$2,531,851	$2,424,614

Dental Supply
Consumable and printed products	$301,688	$293,077	$932,688	$902,170
Equipment and software	190,567	216,243	545,123	538,989
Other	64,793	62,753	185,125	179,072

Total	$557,048	$572,073	$1,662,936	$1,620,231

Rehabilitation Supply
Consumable and printed products	$80,170	$66,739	$261,360	$229,984
Equipment and software	32,103	24,143	98,731	75,568
Other	5,603	5,358	17,885	17,225

Total	$117,876	$96,240	$377,976	$322,777

Veterinary Supply
Consumable and printed products	$138,153	$141,325	$459,898	$454,380
Equipment and software	9,924	8,938	24,518	22,422
Other	1,649	1,508	6,523	4,804

Total	$149,726	$151,771	$490,939	$481,606

Other (Expense) Income, net
Interest income	$1,577	$2,122	$7,118	$6,491
Interest expense	(6,380)	(6,406)	(19,499)	(19,383)
Other	(1,620)	(10)	(2,097)	480

Total	$(6,423)	$(4,294)	$(14,478)	$(12,412)

-more-

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	January 29, 2011	January 23, 2010

Operating activities:
Net income	$162,678	$150,449
Depreciation & amortization	30,835	28,234
Share-based compensation	7,911	6,618
Change in assets and liabilities, net of acquired	(9,969)	(32,174)

Net cash provided by operating activities	191,455	153,127

Investing activities:
Additions to property and equipment, net of disposals	(29,199)	(17,506)
Acquisitions and equity investments	(52,343)	(28,151)

Net cash used in investing activities	(81,542)	(45,657)

Financing activities:
Cash dividends paid	(35,543)	—
Repurchases of common stock	(36,947)	—
Other financing activities	11,574	(11,624)

Net cash used in financing activities	(60,916)	(11,624)

Effect of exchange rate changes on cash	(1,549)	13,871

Net increase in cash and cash equivalents	$47,448	$109,717